Exhibit 4(d)(20)


                     THE CIT GROUP/COMMERCIAL SERVICES, INC.
                       Two First Union Center, 25th Floor
                             301 South Tryon Street
                         Charlotte, North Carolina 28202





                                August 28, 1998
                                       --


Texfi Industries, Inc.
5400 Glenwood Avenue, Suite 215
Raleigh, North Carolina 27612


Ladies and Gentlemen:

      Please refer to that certain Loan and Security Agreement, dated of even date herewith, among BankBoston, N.A., as agent, The CIT Group/Commercial Services, Inc. ("CIT") and the other lenders thereto (collectively, the "Lenders"), and Texfi Industries, Inc. (the "Borrower"), pursuant to the terms and conditions of which, the Lenders have agreed, among other things, to make a $40,000,000 revolving credit facility available to the Borrower (such Loan Agreement, as amended, modified, supplemented or restated from time to time, being hereinafter known as the "Loan Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

      A condition precedent to CIT's entering into the Loan Agreement and agreeing, with the other Lenders, to make Loans and other financial accommodations available to the Borrower thereunder is the entering into of this letter agreement with the Borrower providing for the payment to CIT of a portion of the CIT Ledger Debt in the aggregate amount of $1,500,000 (the "Payable CIT Ledger Debt"). To induce CIT to enter into the Loan Agreement, the Borrower therefore agree with CIT as follows:

      1. The Borrower shall pay CIT $500,000 of the Payable CIT Ledger Debt simultaneously with closing of the Loan Agreement and the making of the initial Loan thereunder.

      2. The Borrower shall pay CIT the remaining $1,000,000 of the Payable CIT Ledger Debt in six (6) consecutive bi-weekly installments of $166,666.67 each, beginning on the fourteenth day after the Agreement Date and continuing on each fourteenth day thereafter until paid in full (each such payment being hereinafter referred to as a "CIT Ledger Debt Payment"), if and only to the extent that either immediately before or after giving effect to each such CIT Ledger Debt Payment, no Default or Event of Default which has not been waived by the Lenders shall exist. Any such payment that is due on a day that is not a Business Day shall be payable on the next succeeding Business Day.

      3. The Borrower shall pay each of the CIT Ledger Debt Payments by federal funds wire transfer to the following account of CIT:

                        First Union National Bank
                        Charlotte, North Carolina
                        ABA Number: 053000219
                        For credit to The CIT Group/Commercial Services, Inc. Account Number: 2000000621186
                        Reference:  Texfi Industries, Inc.
                        Attention: Carlene Courtney

      4. If the Borrower fails to make any CIT Ledger Debt Payment for any reason, including, without limitation, the existence either immediately before or after giving effect to any CIT Ledger Debt Payment of a Default or Event of Default which has not been waived by the Lenders, the unpaid CIT Ledger Debt Payments shall automatically become due and payable without declaration, notice or demand by CIT.

      5. This agreement shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of North Carolina.

      6. This agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

      7. This agreement constitutes and expresses the entire understanding among the parties hereto with respect to the subject matter hereof.

      8. This agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.


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


      9. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO DOES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT.


                              Very truly yours,

                       THE CIT GROUP/COMMERCIAL SERVICES,
                              INC.


                              By: /s/ Gordon Jones
                                  ------------------------------------------
                                       Name: Gordon Jones
                                             -------------------------------
                                      Title: Vice President
                                             -------------------------------


Read and Agreed to:

TEXFI INDUSTRIES, INC.


By: /s/ Robert P. Ambrosini
    ---------------------------------
       Name: Robert P. Ambrosini
             ------------------------
       Title: EVP & CFO
              -----------------------


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